Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Ten-League International Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	ordinary shares, par value US$0.000025 per share	457	(a)	1,607,840	$5.00	US$	8,039,200	0.0001476	US$	1,186.59
	Equity	selling shareholders’ ordinary shares	457	(a)	632,160	$5.00	US$	3,160,800	0.0001476	US$	466.53

	Total Offering Amounts						US$	11,200,000		US$	1,653.12
	Total Fees Previously Paid									US$	4,747.99	(2)
	Net Fee Due										-

(1)	Such amount is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933 and reflects the maximum offering price of securities registered hereunder.
(2)	Previously paid in connection with the initial public filing of this Registration Statement on Form F-1 filed on November 1, 2023 in accordance with the then effective fee rate.